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                                                                   Exhibit 99.1


Investor Contact:
Jody Burfening / Chris Witty
Lippert/Heilshorn & Associates, Inc.
(212) 201-6609
cwitty@lhai.com

FOR IMMEDIATE RELEASE
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MSGI to Provide Plan to Nasdaq Stock Market for Correcting Deficiency
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NEW YORK, NY, May 26, 2006 - MSGI Security Solutions, Inc. (Nasdaq: MSGI), a
leading provider of proprietary security products and services, announced that it has received a notice of pending review from the Nasdaq Stock Market, dated May 23, 2006, regarding the Company's non-compliance with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders' equity, $35,000,000 market value of listed securities, or $500,000 in net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company reported stockholders' equity of $1,176,624 on its quarterly report on Form 10-Q for the period ended March 31, 2006. In addition, the Company has reported losses from continuing operations for the last three completed fiscal years and carries a market value of listed securities of $16,591,274.

The Company intends to provide a detailed plan to the Nasdaq Stock Market, as requested, on or before June 7, 2006 indicating how it expects to correct the $1,323,376 deficiency in stockholders' equity.

The Company had begun to take measures to restore stockholders' equity prior to receiving the Nasdaq notification, as reported in the Company's quarterly report on Form 10-Q dated May 22, 2006, under the Notes to Interim Condensed Consolidated Financial Statements, Footnote 18 (Subsequent Events): "On May 22, 2006, the Company received a commitment letter from an international technology firm strategically focused on homeland security to provide equity financing in a minimum amount of $3.0 million before June 30, 2006." While MSGI is currently below the required Nasdaq threshold for stockholders equity, this new financing will enable MSGI to regain compliance with such requirements.

About MSGI Security Solutions, Inc.
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MSGI Security Solutions, Inc. is a leading provider of proprietary security products and services to commercial and governmental organizations worldwide, including the U.S. Department of Homeland Security and U.S. Department of Justice, with a focus on cutting-edge encryption technologies for surveillance, intelligence monitoring, and data protection. From its offices in the U.S. and Europe, the company serves the needs of counter-terrorism, public safety, and law enforcement agencies. More information on MSGI is available on the company's website at www.msgisecurity.com.